[ROFIN LOGO] [GRAPHIC OMITTED]
                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


Contact:     Katharina Manok
             Gunther Braun
             Rofin-Sinar
             734-416-0206
             - or -
             011-49-40-733-63-256


                ROFIN-SINAR REPORTS RESULTS FOR THE FIRST QUARTER
                            OF FISCAL YEAR 2009


Plymouth, MI / Hamburg, Germany -- February 5, 2009 -- ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its first fiscal quarter ended December 31, 2008.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

                    Three months ended
                    12/31/08  12/31/07   % Change
                    --------  --------  ---------
Net sales           $106,965  $134,689   - 21 %
Net income          $  7,646  $ 16,896   - 55 %
Earnings per share
  "Diluted" basis   $   0.26  $   0.53   - 51 %

The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 31.6 million and 28.9 million for the fiscal quarters ended December 31, 2007 and 2008. For the fiscal quarter ended December 31, 2008, no shares were considered dilutive and therefore, the number of stock equivalents was 28.9 million for both the basic and diluted earnings per share calculations.


"The general downturn of the industrial markets, the financial credit crisis and the fluctuations in exchange rates had a strong impact on first quarter business. First quarter sales were heavily impacted by postponed shipments in various industries. The North American and Asian markets experienced a significant slowdown in sales, while sales in the European markets remained relatively stable. However, order entry in all regions was slow," commented Gunther Braun, CEO and President of RSTI. "With very few exceptions, we experienced diminished demand across all industries, even in the photovoltaic industry, which is something we have never seen before. As a result of this challenging environment, we took action last quarter to reduce the worldwide cost structure without sacrificing our goal of broadening our customer base."



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FINANCIAL REVIEW

First Quarter

Net sales totaled $107.0 million for the first quarter ended December 31, 2008, a 21% decrease over the comparable quarter of fiscal year 2008. The impact of the strengthening US dollar, mainly against the Euro, resulted in a decrease in net sales of $7.8 million in the first quarter. Gross profit totaled $42.0 million, or 39% of net sales, compared to $58.7 million, or 44% of net sales in the same period of fiscal year 2008. Net income amounted to $7.6 million, or 7% of net sales, compared to $16.9 million, or 13% of net sales, in the comparable quarter last fiscal year. Diluted earnings per share equaled $0.26 for the quarter based upon 28.9 million weighted-average common shares outstanding, compared to diluted earnings per share of $0.53 based upon
31.6 million weighted-average common shares outstanding for the same period last fiscal year. SG&A in the amount of $23.0 million, representing 21% of net sales, decreased by $1.0 million compared to last fiscal year's first quarter. Net R&D expenses decreased by $0.3 million to $8.5 million compared to $8.8 million in the first quarter in fiscal year 2008 and represented 8% of net sales.

Sales of laser products used for Macro applications decreased by 32% to $41.4 million, accounting for 39% of total sales. Sales of lasers for Marking and Micro applications decreased by 14% to $54.6 million and represented 51% of total revenues. Components sales increased by 9% to $11.0 million and represented 10% of total revenues.

On a geographical basis, net sales in North America decreased by 32% and totaled $18.6 million. In Europe, net sales decreased by 8% to $68.6 million and in Asia, net sales decreased by 40% to $19.8 million.

Order entry for the quarter amounted to $75.2 million. Due to exchange rate fluctuations, this had already been reduced by $12.4 million at the start of fiscal year 2009 and resulted in a backlog of $111.7 million at December 31, 2008, mainly for laser products.


OUTLOOK

"Our objectives for the remainder of fiscal 2009 are to focus on industries and regions that are less vulnerable to the financial crisis and to further optimize our broad product portfolio. In this environment, visibility is very limited and, therefore, we have to stay flexible enough to further adjust our business in either way. However, our strong balance sheet will help support our business during this challenging market," commented Dr. Peter Wirth, Executive Chairman of the Board of RSTI.

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, ROFIN-SINAR Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Finland, Singapore, Japan and China, ROFIN-SINAR is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 31,000 laser units installed worldwide and serves more than 3,000 customers. ROFIN-SINAR'S shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on ROFIN-SINAR'S home page: http://www.rofin.com.




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A conference call is scheduled for 11:00 AM EST, today, Thursday, February 5,
2009. This call is also being broadcast live over the internet in listen-only mode. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Delia Cannan at Taylor Refferty in New York at +1-212-889-4350 or Emilia Whitbread at Taylor Rafferty in London +44(0) 207 614 2900).




                              (Tables to follow)

















































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ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three Months     Twelve Months
                                       Ended             Ended
                                    (unaudited)        (audited)
                               ----------------------  ----------
                               12/31/08     12/31/07    9/30/08
                               ----------  ----------  ----------
- Macro                        $  41,352   $  61,183   $ 238,518
- Marking/Micro                   54,615      63,389     279,123
- Components                      10,998      10,117      57,637
                               ----------  ----------  ----------
Net sales                        106,965     134,689     575,278
Cost of goods sold                65,002      76,035     327,286
                               ----------  ----------  ----------
    Gross profit                  41,963      58,654     247,992
Selling, general, and
    administrative expenses       23,037      23,991     103,781
Intangibles amortization             824         957       6,769
Research and development
    expenses                       8,462       8,782      41,113
                               ----------  ----------  ----------
    Income from operations         9,640      24,924      96,329
Other income                       1,463         263       1,470
                               ----------  ----------  ----------
    Income before income taxes
      and minority interest       11,103      25,187      97,799
Income tax expense                 3,353       8,100      33,466
                               ----------  ----------  ----------
    Income before minority
        interest                   7,750      17,087      64,333
Minority interest                    104         191         574
                               ----------  ----------  ----------
    Net income                  $  7,646    $ 16,896    $ 63,759
                               ==========  ==========  ==========
Net income per common share
  "diluted" basis *             $   0.26    $   0.53    $   2.09
  "basic" basis **              $   0.26    $   0.55    $   2.15


* The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for December 31, 2007, which was 31.6 million and 28.9 million for the quarter ended December 31, 2008, and 30.4 million for the twelve month period.


** The basic earnings per share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.9 million and 30.7 million for the fiscal quarters ending December 31, 2008 and 2007, and 29.6 million for the 12 month period ending September 30, 2008.








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ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
                                                       At            At
                                                    12/31/08       9/30/08
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $  90,534      $ 116,471
  Trade accounts receivable, net                      94,986        117,910
  Inventories net                                    149,887        153,267
  Other current assets                                18,091         18,707
                                                   -----------    ----------
    Total current assets                             353,498        406,355
  Net property and equipment                          55,831         56,226
  Other non-current assets                           124,974        121,079
                                                   -----------    ----------
    Total non-current assets                         180,805        177,305
                                                   -----------    ----------
    Total assets                                   $ 534,303      $ 583,660
                                                   ===========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $  33,291      $  54,706
  Accounts payable, trade                             13,618         21,176
  Other current liabilities                           53,649         72,519
                                                   -----------     ---------
    Total current liabilities                        100,558        148,401

  Long-term debt                                      11,667         11,968
  Other non-current liabilities                       21,023         21,033
                                                   -----------     ---------
    Total liabilities                                133,248        181,402
    Net stockholders' equity                         401,055        402,258
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 534,303      $ 583,660
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as "our objectives for the remainder of fiscal 2009 are to focus on industries and regions that are less vulnerable to the financial crisis and to further optimize our broad product portfolio" or "visibility is very limited and, therefore, we have to stay flexible enough to further adjust our business in either way" or "our strong balance sheet will help support our business during this challenging market" is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set fourth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.